Exhibit 99.1

Investor Contact:

JD Alexander

Chief Executive Officer and President

239-226-2000

Alico, Inc. Announces Appointment of JD Alexander as Full-Time Chief Executive Officer and President

Fort Myers, FL, March 14, 2012 – The Board of Directors of Alico, Inc. (NASDAQ: ALCO) (“Alico”), a land management company, today announced the appointment of JD Alexander as its full-time Chief Executive Officer and President, effective April 2, 2012.

Mr. Alexander has served as Alico’s Chief Executive Officer and President on a less than full-time basis since February 2010. He previously served as a director of Alico, Inc. in 2004 and 2005 and has served on the Alico Board from January 2008 to the present. He also serves as the Board’s Vice-Chairman and will continue to serve in that capacity.

Mr. Alexander also served as the President and Chief Executive Officer of Alico’s controlling shareholder, Atlantic Blue Group, Inc., a position from which he will resign effective March 31, 2012. Mr. Alexander will continue as the Chairman of the Board of Atlantic Blue Group, Inc. Mr. Alexander has served as a Florida State Senator from 2002 to the present and previously served as a Florida State Representative from 1998 to 2002. His term as a Florida State Senator ends November 6, 2012 and he is not eligible for re-election due to term limits.

“The Board believes that JD Alexander and his team have been very effective in reducing operating costs and improving the efficiency of the company’s operations since his appointment in February 2010,” said Ramon Rodriguez, Chairman of Alico’s Audit Committee. Further, Mr. Rodriguez said, “We recognize there is work to be done to broaden the shareholder base and increase capital market awareness. The Board believes that JD is uniquely qualified to lead the company in these efforts.”

Mr. Alexander stated, “I am excited about the opportunity to focus my efforts exclusively on Alico. We have made tremendous progress since my appointment in February 2010, and while our work is not complete, I am confident we will continue to build our operating results and focus significant effort on broadening the capital market awareness of the company. I thank the Board for their continued trust and confidence in me and look forward to working with them for the future of Alico.”

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 139,600 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico under takes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.